Exhibit 99.2

REPORT OF INDEPENDENT AUDITORS

The Board of Directors of
The Williams Companies, Inc.

We have audited the accompanying balance sheets of Wamsutter Predecessor as of December 31, 2006 and 2005, and the related statements of income, owner’s equity and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of The Williams Companies, Inc.’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of Wamsutter Predecessor’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Wamsutter Predecessor’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Wamsutter Predecessor at December 31, 2006 and 2005, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.

As described in Note 5, effective December 31, 2005, Wamsutter Predecessor adopted Financial Accounting Standards Board Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations.

/s/  Ernst & Young LLP

Tulsa, Oklahoma
November 29, 2007

WAMSUTTER PREDECESSOR

BALANCE SHEETS

	December 31,		September 30,
	2005	2006	2007
			(Unaudited)
	(In thousands)

ASSETS
Current assets:
Accounts receivable — trade	$5,594	$6,713	$6,476
Product imbalance	886	1,449	896
Reimbursable capital projects	17	1,679	1,449

Total current assets	6,497	9,841	8,821
Property, plant and equipment, net	245,494	265,519	276,433
Other noncurrent assets	323	257	208

Total assets	$252,314	$275,617	$285,462

LIABILITIES AND OWNER’S EQUITY
Current liabilities:
Accounts payable — trade	$6,408	$5,842	$6,082
Product imbalance	2,486	3,041	2,576
Accrued liabilities	1,057	1,530	1,083

Total current liabilities	9,951	10,413	9,741
Deferred revenue	747	1,429	2,147
Other noncurrent liabilities	460	530	515
Owner’s equity	241,156	263,245	273,059

Total liabilities and owner’s equity	$252,314	$275,617	$285,462

See accompanying notes to financial statements.

WAMSUTTER PREDECESSOR

STATEMENTS OF INCOME

				Nine Months Ended
	Year Ended December 31,			September 30,
	2004	2005	2006	2006	2007
				(Unaudited)
	(In thousands)

Revenues:
Product sales — affiliate	$104,955	$121,909	$113,484	$89,492	$63,765
Gathering and processing services	46,697	50,420	57,859	42,123	50,110
Other revenues	879	4,761	5,203	3,684	4,983

Total revenues	152,531	177,090	176,546	135,299	118,858
Costs and expenses:
Product cost:
Affiliate	71,609	83,562	55,206	43,646	24,290
Third-party	13,050	16,831	15,882	12,981	8,501
Operating and maintenance expense:
Affiliate	(1,618)	1,100	3,969	1,025	(1,229)
Third-party	9,070	11,405	13,078	9,659	13,836
Depreciation, amortization and accretion	13,566	14,321	16,189	11,909	13,284
General and administrative expense — affiliate	7,102	8,131	8,866	6,453	8,453
Taxes other than income	831	1,175	1,411	1,057	1,242
Other — net	(95)	10	255	8	123

Total costs and expenses	113,515	136,535	114,856	86,738	68,500

Income before cumulative effect of change in accounting principle	39,016	40,555	61,690	48,561	50,358
Cumulative effect of change in accounting principle	—	(48)	—	—	—

Net income	$39,016	$40,507	$61,690	$48,561	$50,358

See accompanying notes to financial statements.

WAMSUTTER PREDECESSOR

STATEMENT OF OWNER’S EQUITY

(In thousands)

Balance, December 31, 2003	$221,996
Net income — 2004	39,016
Distributions to The Williams Companies, Inc. — net	(38,652)

Balance, December 31, 2004	222,360
Net income — 2005	40,507
Distributions to The Williams Companies, Inc. — net	(21,711)

Balance, December 31, 2005	241,156
Net income — 2006	61,690
Distributions to The Williams Companies, Inc. — net	(39,601)

Balance, December 31, 2006	263,245
Net income — nine months ended September 30, 2007 (unaudited)	50,358
Distributions to The Williams Companies, Inc. — net (unaudited)	(40,544)

Balance, September 30, 2007 (unaudited)	$273,059

See accompanying notes to financial statements.

WAMSUTTER PREDECESSOR

STATEMENTS OF CASH FLOWS

				Nine Months Ended
	Year Ended December 31,			September 30,
	2004	2005	2006	2006	2007
				(Unaudited)
	(In thousands)

OPERATING ACTIVITIES:
Net income	$39,016	$40,507	$61,690	$48,561	$50,358
Adjustments to reconcile to cash provided by operations:
Cumulative effect of change in accounting principle	—	48	—	—	—
Depreciation, amortization and accretion	13,566	14,321	16,189	11,909	13,284
Cash provided (used) by changes in current assets and liabilities:
Accounts receivable	(350)	(995)	(1,118)	376	237
Reimbursable capital projects	(790)	797	(1,662)	(126)	230
Accounts payable	968	1,373	(659)	(622)	2,336
Product imbalance	1,986	(546)	(8)	(1,274)	88
Accrued liabilities	(630)	527	473	625	(447)
Deferred revenue	712	35	682	337	718
Other, including changes in other noncurrent assets and liabilities	—	—	54	(9)	33

Net cash provided by operating activities	54,478	56,067	75,641	59,777	66,837

INVESTING ACTIVITIES:
Property, plant and equipment:
Capital expenditures	(16,973)	(35,161)	(36,133)	(27,419)	(24,197)
Change in accounts payable — capital expenditures	1,147	805	93	257	(2,096)

Net cash used by investing activities	(15,826)	(34,356)	(36,040)	(27,162)	(26,293)

FINANCING ACTIVITIES:
Distributions to The Williams Companies, Inc. — net	(38,652)	(21,711)	(39,601)	(32,615)	(40,544)

Net cash used by financing activities	(38,652)	(21,711)	(39,601)	(32,615)	(40,544)

Increase in cash and cash equivalents	—	—	—	—	—
Cash and cash equivalents at beginning of year	—	—	—	—	—

Cash and cash equivalents at end of year	$—	$—	$—	$—	$—

See accompanying notes to financial statements.

WAMSUTTER PREDECESSOR

NOTES TO FINANCIAL STATEMENTS
(Information as of September 30, 2007 and
for the nine months ended September 30, 2006 and 2007 is unaudited)

Note 1.	Basis of Presentation

The accompanying financial statements and related notes present the financial position, results of operations, cash flows and owner’s equity of a natural gas gathering and processing system in Wyoming held by Williams Field Services Company, LLC, or WFSC. This system is collectively referred to as the “Wamsutter” system. WFSC is a wholly owned subsidiary of The Williams Companies, Inc., or Williams. These financial statements were prepared in connection with the proposed acquisition of certain ownership interests in Wamsutter LLC by Williams Partners L.P., or the Partnership. In June 2007, WFSC formed a new entity, Wamsutter LLC, and the Wamsutter assets are expected to be conveyed by WFSC into Wamsutter LLC prior to the proposed acquisition. Unless the context clearly indicates otherwise, references in this report to “we,” “our,” “us” or like terms refer to Wamsutter.

Note 2.	Description of Business

We operate a natural gas gathering and processing system in Wyoming. This gathering and processing system includes natural gas gathering pipelines and a processing plant. The system includes approximately 1,700 miles of natural gas gathering pipelines with typical operating capacity of approximately 500 million cubic feet per day, or MMcfd, at current operating pressures. The system has total compression of approximately 70,000 horsepower. The assets include the Echo Springs natural gas processing plant, which has an inlet capacity of 390 million cubic feet per day and can produce approximately 30,000 barrels per day, or bpd, of natural gas liquids, or NGLs.

Note 3.	Summary of Significant Accounting Policies

Basis of Presentation.  The financial statements have been prepared based upon accounting principles generally accepted in the United States. Intercompany accounts and transactions have been eliminated. The accompanying unaudited interim financial statements include all normal recurring adjustments that, in the opinion of management, are necessary to present fairly our financial position at September 30, 2007, and the results of operations and cash flows for the nine months ended September 30, 2006 and 2007.

Use of Estimates.  The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Estimates and assumptions which, in the opinion of management, are significant to the underlying amounts included in the financial statements and for which it would be reasonably possible that future events or information could change those estimates include asset retirement obligations. These estimates are discussed further throughout the accompanying notes.

Accounts Receivable.  Accounts receivable are carried on a gross basis, with no discounting, less an allowance for doubtful accounts. No allowance for doubtful accounts is recognized at the time the revenue which generates the accounts receivable is recognized. We estimate the allowance for doubtful accounts based on existing economic conditions, the financial condition of our customers and the amount and age of past due accounts. Receivables are considered past due if full payment is not received by the contractual due date. Past due accounts are generally written off against the allowance for doubtful accounts only after all collection attempts have been unsuccessful. There was no allowance for doubtful accounts as of December 31, 2005 or 2006.

Product Imbalances.  In the course of providing gathering and processing services to our customers, we realize over and under deliveries of our customers’ products, and over and under purchases of shrink

WAMSUTTER PREDECESSOR

NOTES TO FINANCIAL STATEMENTS — (Continued)

replacement gas when our purchases vary from operational requirements. In addition, we realize gains and losses which we believe are related to inaccuracies inherent in the gas measurement process. These items are reflected as product imbalance receivables and payables on the Balance Sheets. Product imbalance receivables are valued based on the lower of the current market prices or current cost of natural gas in the system. Product imbalance payables are valued at current market prices. The majority of our settlements are through in-kind arrangements whereby incremental volumes are delivered to a customer (in the case of an imbalance payable) or received from a customer (in the case of an imbalance receivable). Such in-kind deliveries are on-going and take place over several periods. In some cases, settlements of imbalances built up over a period of time are ultimately settled in cash and are generally negotiated at values which approximate average market prices over a period of time. These gains and losses impact our results of operations and are included in operating and maintenance expense in the Statements of Income.

Property, Plant and Equipment.  Property, plant and equipment is recorded at cost. We base the carrying value of these assets on capitalized costs, useful lives and salvage values. Depreciation of property, plant and equipment is provided on a straight-line basis over estimated useful lives. Expenditures for maintenance and repairs are expensed as incurred. Expenditures that extend the useful lives of the assets or increase their functionality are capitalized. The cost of property, plant and equipment sold or retired and the related accumulated depreciation is removed from the accounts in the period of sale or disposition. Gains and losses on the disposal of property, plant and equipment are recorded in net income.

We record an asset and a liability equal to the present value of each expected future asset retirement obligation, or ARO. The ARO asset is depreciated in a manner consistent with the depreciation of the underlying physical asset. We measure changes in the liability due to passage of time by applying an interest method of allocation. This amount is recognized as an increase in the carrying amount of the liability and as a corresponding accretion expense included in operating income.

Revenue Recognition.  Revenue for sales of products are recognized when the product has been delivered, and revenues from the gathering and processing of gas are recognized in the period the service is provided, based on contractual terms and the related natural gas and liquid volumes. One agreement provides incremental fee-based revenues upon the completion of projects that lower system pressures. This revenue is recognized on a units-of-production basis as gas is produced under this agreement. Additionally, revenue from customers for the installation and operation of electronic flow measurement equipment is recognized evenly over the life of the underlying agreements.

Income Taxes.  Our operations are currently included in the Williams consolidated federal income tax return. However, prospectively for federal tax purposes, we will be treated as a partnership with each member being separately taxed on its ratable share of our taxable income. Therefore, we have excluded income taxes from these financial statements.

Earnings Per Share.  During the periods presented, we were wholly owned by Williams. Accordingly, we have not calculated earnings per share.

Recent Accounting Standards.  In January 2006, Williams adopted the fair value recognition provisions of Financial Accounting Standards Board, or FASB Statement No. 123(R), “Share-Based Payment”, using the modified-prospective method. Accordingly, payroll costs charged to us by Williams reflect additional compensation costs related to the adoption of this accounting standard. These costs relate to Williams’ common stock equity awards made between Williams and its employees. The cost is charged to us through specific allocations of certain employees if they directly support our operations, and through an allocation methodology among all Williams affiliates if they provide indirect support. These allocated costs are based on a three-factor formula, which considers revenues; property, plant and equipment; and payroll. Our and Williams’ adoption of this Statement did not have a material impact on our financial statements.

WAMSUTTER PREDECESSOR

NOTES TO FINANCIAL STATEMENTS — (Continued)

In January 2006 we adopted Statement of Financial Accounting Standards, or SFAS, No. 153, “Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29.” The Statement amends Accounting Principles Board, or APB, Opinion No. 29, “Accounting for Nonmonetary Transactions.” The guidance in APB Opinion No. 29 is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged but includes certain exceptions to that principle. SFAS No. 153 amends APB Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The impact of this Statement on our financial statements was not material.

In January 2006, we adopted SFAS No. 154, “Accounting Changes and Error Corrections — a replacement of APB Opinion No. 20 and FASB Statement No. 3.” The Statement changes the reporting of a change in accounting principle to require retrospective application to prior periods financial statements, except for explicit transition provisions provided for in any existing accounting pronouncements, including those in the transition phase when SFAS No. 154 became effective. Our adoption of this Statement did not have a material impact on our financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” This Statement establishes a framework for fair value measurements in the financial statements by providing a single definition of fair value, provides guidance on the methods used to estimate fair value and increases disclosures about estimates of fair value. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007 and is generally applied prospectively. We are assessing the impact of this Statement on our financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of FASB Statement No. 115.” SFAS No. 159 establishes a fair value option permitting entities to elect the option to measure eligible financial instruments and certain other items at fair value on specified election dates. Unrealized gains and losses on items for which the fair value option has been elected will be reported in earnings. The fair value option may be applied on an instrument-by-instrument basis, with a few exceptions, is irrevocable and is applied only to entire instruments and not to portions of instruments. SFAS No. 159 is effective as of the beginning of the first fiscal year beginning after November 15, 2007 and should not be applied retrospectively to fiscal years beginning prior to the effective date, except as permitted for early adoption. We will not adopt SFAS No. 159 prior to January 1, 2008. On the adoption date, an entity may elect the fair value option for eligible items existing at that date and the adjustment for the initial remeasurement of those items to fair value should be reported as a cumulative effect adjustment to the opening balance of retained earnings. We continue to assess whether to apply the provisions of SFAS No. 159 to eligible financial instruments in place on the adoption date and the related impact on our financial statements.

Note 4.	Related Party Transactions

The employees supporting our operations are employees of Williams. Their payroll costs are directly charged to us by Williams. Williams carries the accruals for most employee-related liabilities in its financial statements, including the liabilities related to the employee retirement and medical plans and paid time off accruals. Our share of these costs is charged to us through a benefit load factor with the payroll costs and are reflected in Operating and Maintenance Expense — Affiliate in the accompanying Statements of Income.

We are charged for certain administrative expenses by Williams and its Midstream segment of which we are a part. These charges are either directly identifiable or allocated to our assets. Direct charges are for goods and services provided by Williams and Midstream at our request. Allocated charges are either (1) charges allocated to the Midstream segment by Williams and then reallocated from the Midstream segment to us or

WAMSUTTER PREDECESSOR

NOTES TO FINANCIAL STATEMENTS — (Continued)

(2) Midstream-level administrative costs that are allocated to us. These expenses are allocated based on a three-factor formula, which considers revenues, property, plant and equipment and payroll. These costs are reflected in General and Administrative Expenses — Affiliate in the accompanying Statements of Income. In management’s estimation, the allocation methodologies used are reasonable and result in a reasonable allocation to us of our costs of doing business incurred by Williams and its Midstream segment.

We purchase natural gas for fuel and shrink replacement from Williams Power Company, a wholly owned indirect subsidiary of Williams. These purchases are made at market rates at the time of purchase. These costs are reflected in Operating and Maintenance Expense — Affiliate and Product Cost — Affiliate in the accompanying Statements of Income.

We sell the NGLs to which we take title to Williams Midstream Marketing and Risk Management, LLC, or WMMRM, a wholly owned indirect subsidiary of Williams. Revenues associated with these activities are reflected as Product Sales — Affiliate revenues on the Statements of Income. These sales are made at market rates at the time of sale.

A summary of affiliate operating and maintenance expenses directly charged to us for the periods stated is as follows:

	2004	2005	2006

Operating and maintenance expenses:
Other natural gas purchases, system gains	$(5,038)	$(2,649)	$(323)
Salaries and benefits and other	3,420	3,749	4,292

	$(1,618)	$1,100	$3,969

We participate in Williams’ cash management program; hence, we maintain no cash balances. As of December 31, 2005 and December 31, 2006, our net advances to Williams under an unsecured promissory note agreement which allows for both advances to and from Williams have been classified as a component of owner’s equity because, although the advances are due on demand, Williams has not historically required repayment or repaid amounts owed to us. Changes in the advances to Williams are presented as distributions to Williams in the Statement of Owner’s Equity and Statements of Cash Flows.

Note 5.	Property, Plant and Equipment

Property, plant and equipment, at cost, is as follows:

			Estimated
	December 31,		Depreciable
	2005	2006	Lives
	(Thousands)

Land, rights of way and other	$14,480	$15,304	30 years
Gathering pipelines and related equipment	252,272	287,028	30 years
Processing plants and related equipment	43,018	43,650	30 years
Buildings and related equipment	11,130	11,271	3-30 years
Construction work in progress	14,306	14,161

Total property, plant and equipment	335,206	371,414
Accumulated depreciation	89,712	105,895

Net property, plant and equipment	$245,494	$265,519

Effective December 31, 2005, we adopted FASB Interpretation, or FIN, No. 47, “Accounting for Conditional Asset Retirement Obligations.” This Interpretation clarifies that an entity is required to recognize a

WAMSUTTER PREDECESSOR

NOTES TO FINANCIAL STATEMENTS — (Continued)

liability for the fair value of a conditional ARO when incurred if the liability’s fair value can be reasonably estimated. The Interpretation clarifies when an entity would have sufficient information to reasonably estimate the fair value of an ARO. As required by the new standard, we reassessed the estimated remaining life of all our assets with a conditional ARO. We recorded additional liabilities totaling approximately $57,000 equal to the present value of expected future asset retirement obligations at December 31, 2005. The liabilities are slightly offset by a $9,000 increase in property, plant and equipment, net of accumulated depreciation, recorded as if the provisions of the Interpretation had been in effect at the date the obligation was incurred. The net $48,000 reduction to earnings is reflected as a cumulative effect of change in accounting principle for the year ended 2005. If the Interpretation had been in effect at the beginning of 2004, the impact to our income from continuing operations and net income would have been immaterial.

The ARO at December 31, 2005 and 2006 is approximately $0.1 million and $0.2 million, respectively. The increase in the obligation in 2006 is due primarily to obtaining additional information that revised the inflation rate used to estimate our asset retirement obligation. The obligations relate to gas processing and compression facilities located on leased land and wellhead connections on federal land. At the end of the useful life of each respective asset, we are legally or contractually obligated to remove certain surface equipment and cap certain gathering pipelines at the wellhead connection.

The rollforward of our asset retirement obligations for 2005 and 2006 is presented below.

	2005	2006
	(Thousands)

Balance, January 1	$80	$137
Accretion expense	—	5
Estimate revisions	—	67
FIN No. 47 revisions	57	—

Balance, December 31	$137	$209

Note 6.	Accrued Liabilities

Accrued liabilities are as follows:

	December 31,
	2005	2006
	(Thousands)

Taxes other than income	$601	$820
Construction retainage	456	689
Other	—	21

	$1,057	$1,530

Note 7.	Leasing Activities

We lease the land on which a significant portion of our pipeline assets are located. The primary landowner is the Bureau of Land Management, or BLM. The BLM leases are for thirty years with renewal options. In 2005, we also began leasing two compression units under a five-year agreement with Caterpillar Financial Services Corporation. Under the terms of this lease agreement, we have guaranteed the residual value of the compression units in the event of a casualty loss. The guarantee has a maximum potential exposure of $5.7 million. The recorded carrying value of this guarantee was $0.3 million at December 31, 2005 and 2006. We also lease vehicles under non-cancelable leases, which are for lease terms of about

WAMSUTTER PREDECESSOR

NOTES TO FINANCIAL STATEMENTS — (Continued)

45 months. These leases are accounted for as operating leases. The future minimum annual rentals under these non-cancelable leases as of December 31, 2006 are payable as follows:

(Thousands)

2007	$1,300
2008	1,292
2009	1,256
2010	1,167
2011	52
Thereafter	450

$5,517

Total rent expense for the years ended 2004, 2005 and 2006 was $0.7 million, $0.7 million and $1.7 million, respectively.

Note 8.	Major Customers and Concentrations of Credit Risk

At December 31, 2005 and 2006, substantially all of our accounts receivable result from product sales and gathering and processing services provided to our five largest customers. This concentration of customers may impact our overall credit risk either positively or negatively, in that these entities may be similarly affected by industry-wide changes in economic or other conditions. As a general policy, collateral is not required for receivables, but customers’ financial condition and credit worthiness are evaluated regularly. Our credit policy and the relatively short duration of receivables mitigate the risk of uncollected receivables.

Our largest customer, on a percentage of revenues basis, is WMMRM, which purchases and resells substantially all of the NGLs to which we take title. WMMRM accounted for 69%, 72% and 66% of revenues in 2004, 2005 and 2006, respectively. The percentages for the remaining two largest customers are as follows:

	2004	2005	2006

Customer A	13%	14%	16%
Customer B	8	8	10